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                                                                    Exhibit 99.1

                 TERAYON REAFFIRMS FOURTH QUARTER 2003 GUIDANCE

                 Profitability Targeted for Second Quarter 2004

Santa Clara, California - December 8, 2003 - Terayon Communication Systems, Inc. (Nasdaq: TERN), the leading innovator of intelligent broadband access, today reaffirmed its fourth quarter financial guidance. For the fourth quarter ending December 31, 2003, the company expects revenue will be in the range of $40 million to $43 million, with a net loss in the range of $0.07 to $0.09 per share. The company also reconfirmed it expects to end the fourth quarter with a gross cash and short-term investments balance of approximately $136 million.

      "We are pleased to be on track for our third consecutive quarter of revenue growth. We believe this shows that cable operator acceptance of DOCSIS(R) 2.0 is growing steadily since we began shipping our Terayon BW 3000 DOCSIS 2.0-qualified CMTS line in volume, and that the BW 3000 CMTS line is taking an increasing share of the CMTS market," said Terayon CEO Zaki Rakib. "Complementing this success, we are seeing increasing sales of our digital video Terayon Network CherryPicker(TM) as operators expand their HDTV deployments. Our cable modem unit shipments are showing strong growth and we believe we are well positioned to take additional market share this quarter. We feel these successes, combined with our ongoing focus on improving operating efficiencies and cost containment, put us on track to achieve profitability in the second quarter of 2004."

MARKET TRENDS OFFER FURTHER EVIDENCE OF OPPORTUNITY

      Market trends show that the demand for more and more bandwidth remains unabated, whether that is the one-directional bandwidth demand generated by the growing number of HDTV offerings or the bi-directional bandwidth demand resulting from the continuing increase in the number of households wanting broadband connections, coupled with growth of bandwidth-intensive services like on-line video gaming and peer-to-peer exchange. Terayon believes major U.S. cable operators will continue to increase the speeds of their cable broadband services in response to aggressive competition from the DSL offerings by telecom companies. In addition, recent announcements by cable operators demonstrate their intent to expedite their ubiquitous adoption of DOCSIS 2.0 into their networks.
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      "We are encouraged by the continuing evidence of improving market conditions. Bandwidth continues to be king for consumers and enterprises alike because the services they want - HDTV, high-speed Internet, interactive gaming and voice over the Internet - require greater bandwidth to deliver," said Rakib.

      Further, Terayon is converting the need for bandwidth from the increased pace of HDTV rollouts into growing orders for the Terayon Network CherryPicker from both cable and satellite providers. HDTV is a vital new service but it requires substantial bandwidth and efficiencies to deliver. The rate shaping capabilities of the Network CherryPicker enables cable and satellite operators to deliver more revenue-generating HDTV content with optimum picture quality, while using less bandwidth, which can then be used to deliver additional broadband services.

      The company has made solid progress in its Subscriber business as evidenced by its continuing gains in North American cable modem market share, ending the third quarter in the number three vendor position as reported by Kinetic Strategies Inc. In addition to growth in unit shipments, Terayon has made progress in lowering its cable modem unit costs with the introduction of its new lower cost IM6130 silicon chip into production in the fourth quarter combined with other product cost and operating expense improvements.

      During the past three quarters Terayon has experienced growing acceptance of its DOCSIS 2.0 CMTSs, steadily rising sales of the Network CherryPicker and strong demand for the company's DOCSIS 2.0 modems, which, combined with tight cost controls, have led to sequential revenue growth and today's reaffirmation of its fourth quarter guidance.

      Terayon will provide additional details on its business performance when it reports its fourth quarter financial results on Tuesday, January 27, 2004 after the market closes.

ABOUT TERAYON

      Terayon Communication Systems, Inc. is the leading innovator of intelligent broadband access for operators who want to deliver the widest range of advanced data, video and voice services. Terayon maintains its headquarters in Santa Clara, California, and has sales and support offices worldwide. The company is traded on the Nasdaq under the symbol TERN and can be found on the web at www.terayon.com.

                                      # # #

"Safe Harbor" Statements under the Private Securities Litigation Reform Act of 1995:
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Except for the historical information contained herein, this news release contains forward-looking statements, estimates, and assumptions by Terayon that involve risks and uncertainties, including Terayon's guidance on fourth quarter 2003 revenues, net loss per share, cash balance at the end of the fourth quarter, and Terayon's estimated timeline for profitability. These forward-looking statements are based on current expectations and Terayon assumes no obligation to update this information. In addition, the events described in these forward-looking statements may not actually arise. Terayon's actual results could differ materially from those described in this press release as a result of various factors, risks and uncertainties, including Terayon's ability to develop and bring to market new products; the acceptance of Terayon's new products in the market; Terayon's ability to gain new business; the expansion of operations by Terayon's customers; the deployment of Terayon's products in specific markets; the continued revenue growth with respect to the Terayon BW 3000 CMTS product line, the Terayon TJ700 Cable Modem product line, and the Terayon Network CherryPicker product line; the product mix that Terayon sells each quarter which may affect gross margins; and Terayon's ability to lower and align its operating expenses with market conditions; as well as the other risks detailed from time to time in Terayon's filings with the Securities and Exchange Commission.

Note: Terayon and the Terayon logo are registered trademarks of Terayon Communication Systems, Inc. All other trademarks are property of their respective owners.